     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 25, 2021, accompanying the financial statements of High Yield Corporate Trust, 4-7 Year Series 17 (included in Invesco Unit Trusts, Taxable Income Series 614) as of October 31, 2020, and for the period from November 28, 2018 (date of deposit) through October 31, 2019 and for the year ended October 31, 2020, and the financial highlights for the period from November 28, 2018 (date of deposit) through October 31, 2019 and for the year ended October 31, 2020, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-215721) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2021